                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Wolverine Tube, Inc., pertaining to the Exchange Offer of $120,000,000 10.5% Senior Notes due 2009 and to the use of our report dated March 11, 2002 (except for Note 8 and 21, as to which the dates are March 27, 2002 and May 16, 2002, respectively) with respect to the 2001 consolidated financial statements of Wolverine Tube, Inc., included in the Registration Statement.

Our audits also included the financial statement schedule of Wolverine Tube, Inc. listed in Item 21(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                           /s/ Ernst & Young LLP

July 12, 2002
Birmingham, Alabama